Exhibit (10) (s)

Senior Executive Bonus Plan

Objectives of the Bonus Program

•	To motivate team and individual behavior that contributes to the short and long range objectives of Frisch’s Restaurants, Inc.

•	To establish a closer link between individual and Company performance with compensation paid to executives.

•	To provide a competitive total compensation package.

Bonus Year:

Coincident with the Company’s fiscal year (currently ends on the Sunday closest to May 31 each year).

Bonus Calculation:

The individual executive’s bonus is determined by a formula that takes into account (1) the extent to which the executive’s individual performance goals established prior to the beginning of the fiscal year are met and (2) the Company’s pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue not related to the Company’s food service operations). No incentive bonus is paid unless pre-tax consolidated earnings of the Company are at least 4% of revenues. In order to receive the maximum bonus, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 7% of revenues. Of the total bonus earned, 10% is paid in shares of the Company’s common stock and the remainder is paid in cash.

Eligibility:

Executives must be employed in a full-time position during the bonus plan year. Executives who are hired or move into a bonus eligible position during the plan year may have their bonus eligibility prorated based upon written approval from the CEO and VP, HR.

Payment of Bonus:

The executive must be a full time employee on the company’s payroll on the date the bonus is paid to receive a bonus payment. The bonus will be paid as soon as possible after the year-end financial statements are audited by the Company’s independent auditors. This normally occurs by mid-July. Bonus payments are subject to FICA and other applicable federal, state and local tax withholding. Shares of Company stock issued as part of the bonus payment must be held at least one year, and then are subject to certain restrictions on sale. Before selling shares issued under the bonus plan, consult the Company’s corporate counsel. In the event of separation prior to the bonus pay date, eligibility for bonus payment will be forfeited.

Management Discretion:

This bonus plan is subject to amendment, interpretation, or revision at the discretion of Frisch’s management.

Incentive targets and weighting may be changed with the approval of the CEO during the plan year based upon business conditions.

Exhibit (10) (s)

CRITERIA

I.	PRETAX EARNINGS

Record of Determination

•	Final Fiscal Year Consolidated Pretax Earnings (before subtracting executive bonuses):

The criteria for bonus payment is as follows:

Pretax Earnings % of Revenue	Corporate performance multiplier
4-4.9%	10%
5-5.9%	20%
6-6.9%	30%
7% or over	40%

II.	INDIVIDUAL GOALS

Record of Determination:

•	Specific individual goals will be determined jointly by the CEO and executive based upon the overall Company goals for the Bonus Year.

•	Goals will be reviewed by the executive with the CEO on a quarterly basis to ensure they maintain their relevancy; goals should only be altered due to changes in business and not based on the executive’s inability to achieve the goal.

•	Changes in goals must be approved by the CEO.

•	Attainment of goals will be measured based upon those results which the executive had either direct control of or had the ability to manage circumstances which would have resulted in the accomplishment of the goal.

III.	BONUS CALCULATION

Gross bonus =

(.50 X Corporate performance multiplier X Base pay) +

(.50 X Individual performance % X Corporate performance multiplier X Base pay)

Approval:

CEO
Date	VP, HR	Date

I have read and understand the bonus plan document.

Employee	Date